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                                                                     EXHIBIT 8.2


                                LETTER OF INTENT

This Agreement, effective 15 May, 1999, is between Digital Telecommunications, Inc., with its headquarters in Oklahoma City, Oklahoma and major operation in Antananarivo, Madagascar, including Digital Telecommunications, Inc., S.A.R.L.,, a limited Madagascar corporation with its headquarters in Antananarivo, Madagascar (both entities hereafter referred to jointly as "DIGITEL"), Satellite Control Technologies, Inc. ("SATX"), with its headquarters in Newport Beach, California, and DebitFone International, Inc. (hereafter referred to as "DFI"), with its headquarters and operations in Tampa, Florida. This Agreement is created due to the Parties' mutual interest in the development and expansion of the Madagascar Telecom Project currently licensed by the Madagascar Government to DIGITEL, SATX's access to private and public sourced funds, DIGITEL's business in the international telecommunications market, and DIGITEL's requirement to raise funds to support the furtherance of Telecom expansion in Madagascar.

Whereas DIGITEL has the necessary operating licenses and permits in Madagascar, and has initiated service within the country, but needs investor support to expand its services, whereas DFI has a prepaid cellular product with potential application in Madagascar, and whereas SATX has sources of funds, and the desire to participate in the international telecommunications marketplace, the Parties hereby commit to attempt the creation of a joint relationship. It is anticipated that SATX will become the principal investor in DIGITEL in exchange for becoming the majority shareholder of DIGITEL and merging it into the SATX public company. The parameters and details of this acquisition/merger will be defined and mutually agreed during the next sixty (60) days set aside for all Parties' due diligence and the development of mutually agreeable terms and conditions for the final transaction at closing of this Agreement.

In recognition of DIGITEL's immediate need for interim funding during this review and formalization process, the Parties agree that SATX will provide the following DIGITEL operating funds. All of the funding generated by SATX and received by DIGITEL will be covered by the execution of a Promissory Note to be developed by the Parties during the next thirty (30) working days to ensure repayment of the funds in the event this Agreement does not mature to a final closing. The thirty (30) days is provided for the Parties to conduct the minimum meetings and investigations as may be needed to be comfortable with the business opportunity and the funding profile outlined herein.

Interim funds requirements for DIGITEL's operating use in satisfying short-term accounts payable and normal routine business expenses is as follows:

          o Due upon LOI execution                  $100,000
          o Due 30 days after LOI execution          100,000
                                                     -------
                                                    $200,000

If during the 60-day term of this Agreement, or during any extension thereto, any of the Parties decide to abandon the pursuit of the business combination proposed herein, this Agreement can be terminated without cause. Repayment of all funds, issued by SATX to DIGITEL, caused by such an event, may be in cash or DIGITEL Common Stock at the mutual agreement of the Parties.


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Page-2 of -2-, Letter of Intent



It is understood by the Parties that funding in the amount of $200,000 is considered to be a minimal level to create nominal levels of service in Antananarivo and support in the United States during this initial due-diligence period. A plan more in the long-term interest of both Paries would require the infusion of an additional $250,000 within forty-five (45) days of the date of this Agreement in order to allow some moderate level of interim expansion to attract more business across DIGITEL's system. It is agreed by the Parties to jointly review the risks and opportunities associated with increased funding and mutually agree to a course of action.

It is also understood by the Parties that DIGITEL's current estimate of the initial firm contractual funding commitment needed from an investor to incentivize DIGITEL to relinquish a major equity interest in the Company and to cover an 18-24 month commencement of the buildout of the Madagascar Project is $8,500,000. The utilization of funds is defined in DIGITEL's current Business Plan which will be available during the due-diligence process.

This Letter of Intent Agreement is the entire and only understanding between the Parties. It is effective the date first entered above, and remains in effect for the sixty-day period defined herein. The Agreement can be extended with the mutual agreement of the Parties in writing as an Addendum to this LOI. It is anticipated by the Parties that the Agreement will be replaced by a formal and complete contract covering the desired business combination.

This Letter of Intent is a non-binding Agreement between the Parties. However, in the event of misunderstandings any required legal remedies will be governed by the laws of the State of Florida.

This Letter of Intent is approved and enacted as defined herein by the Parties.



DIGITEL                                 Satellite Control Technologies, Inc.

By: /s/                                 By: /s/ Merritt Jesson
   ------------------------                ---------------------------------

Its:  CEO                               Its:  (Pending) CEO
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DEBITFONE International, Inc.

By: /s/ Merritt Jesson
   ------------------------

Its: President/CEO
    -----------------------